Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

CYCLO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(4)
Fees to Be Paid	Equity	Common Stock	457(f)	7,611,971	N/A	$6,780,718.34	$0.0001476	$1,000.85
Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amounts					$6,343,308.76		$1,000.85
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,000.85

(1)

This registration statement relates to the registration of the maximum number of shares of common stock, par value $0.0001 per share of Cyclo Therapeutics, Inc. (“Cyclo” and such shares, the “Cyclo common stock”) estimated to be issuable by Cyclo pursuant to the merger described in this registration statement and the Agreement and Plan of Merger, dated September 21, 2023 (the “Merger Agreement”), by and among Cyclo, Cameo Merger Sub, Inc., a Delaware corporation and a directly wholly owned subsidiary of Cyclo and Applied Molecular Transport Inc., a Delaware corporation (“AMTI”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

The number of shares of Cyclo common stock being registered is based upon an estimate of (x) the maximum number of shares of common stock, par value $0.0001 of AMTI (“AMTI common stock”) outstanding as of November 3, 2023 or issuable or expected to exchange (including in respect of options or other equity-based awards) in connection with the Merger (as defined in the Merger Agreement), collectively equal to 43,746,957 multiplied by (y) the exchange ratio of 0.174 shares of Cyclo common stock for each share of AMTI common stock.

(3)

Calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee based on the average of the high and low prices of AMTI as reported on The Nasdaq Capital Market on November 3, 2023 ($0.155 per share), multiplied by the estimated maximum number of shares (43,746,957) that may be exchanged or converted for the securities being registered.

(4)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.0001476.